American Defense Systems, Inc Announces Adam Firestone Has Joined Its Board of Directors.

HICKSVILLE, NY, September 28, 2010 — American Defense Systems, Inc., a provider of advanced transparent and opaque armor, architectural hardening and security products for Defense and Homeland Security, today announced that effective as of September 22, 2010, Adam Firestone has joined its board of directors.

Pursuant to the Company’s certificate of incorporation, the holders of the Company’s Series A Convertible Preferred Stockholders have the right to elect two directors, and Mr. Firestone was elected by the holders of such preferred stock as a member of its board of directors.

Adam Firestone, 48, currently serves as Chief Executive Officer of Grundoon LLC, a company engaged in diverse industries including real estate, oil and beverages, for which he has served as Chief Executive Officer since 1994.  He is a co-founder of Firestone Walker LLC, a beer manufacturer.  He also serves as Chairman of the Board of Farm Credit West, of Roseville, CA, the nation’s 4th largest Farm Credit association.  Mr. Firestone is a member of California, District of Columbia and Hawaii bars and a member of the National Association of Corporate Directors.  Mr. Firestone received his B.A. from Middlebury College and J.D. from Pepperdine University.  He is a cabinet member of the Marine Corps Scholarship Foundation.

“We believe Adam’s contributions will prove to be invaluable and we intend to support the company in an effort to improve cash flow and increase profitability for the benefit of all stakeholders,” stated Atticus Lowe, Chief Investment Officer of West Coast Asset Management Inc., Managing Member of West Coast Opportunity Fund, LLC which owns 94% of the Company’s Series A Convertible Preferred Stock.

About American Defense Systems American Defense Systems, Inc. (ADSI) offers advanced solutions in the design, fabrication, and installation of transparent and opaque armor, security doors, windows and curtain wall systems for use by military, law enforcement, homeland defense and corporate customers. ADSI engineers also specialize in developing innovative, functional and aesthetically pleasing security applications for the mobile and fixed infrastructure physical security industry. For more information, visit the ADSI corporate Web site at www.adsiarmor.com.

Company Contacts:
Roger Ward
V.P. of Marketing & Investor Relations
American Defense Systems, Inc.
Tel 516-390-5300, x326
Email Contact

Investor Relations:
Ron Both
Senior Managing Director
Liolios Group, Inc.
Tel 949-574-3860
Email Contact